Exhibit 4.3

AMENDMENT NO. 1
TO SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

This AMENDMENT TO SENIOR SECURED CONVERTIBLE PROMISSORY NOTE (this “Amendment”) is made and entered into as of September 14, 2023, by and among Sphere 3D Corp., an Ontario corporation (the “Holder”), and Rainmaker Worldwide Inc., a Nevada corporation (“Borrower”) (together the “Parties”).

RECITALS
A.On September 14, 2020, the Parties entered into a Senior Secured Convertible Promissory Note (the “Note”) in the principal amount of $3,105,896.72 (the “Principal Amount”) and a maturity date of September 14, 2023 (the “Maturity Date”).
B.The accrued and unpaid interest under the Note is $918,154.10 (the “Unpaid Interest”).
C.The parties hereto desire to amend the Note as set forth herein.
AGREEMENT
NOW THEREFORE, in consideration of the foregoing recitals and the respective covenants, agreements, representations and warranties contained herein and in the Note, the Parties, intending to be legally bound, agree to amend the Note as follows:
1.Definitions. All capitalized terms used herein without definition shall have the meanings ascribed to them in the Note unless otherwise defined herein.
2.Amendments.
a.The Holder agrees to extend the Maturity Date to March 14, 2024.
b.The Unpaid Interest shall be added to the Principal Amount.
c.The Principal Amount shall be revised to $4,024,050.82 (the “New Principal Amount”), comprised of:
•Principal Amount of $3,105,896.72; and
•the Unpaid Interest of $918,154.10.
d.Interest on the New Principal Amount shall accrue at the rate of ten percent (10%) (the “Interest Rate”) per annum from the date hereof and such amount becomes due and payable on the Maturity Date.
3.Effect of Amendment. Except as amended by this Amendment, the Note shall remain in full force and effect. No party shall be deemed to have waived the performance of any covenants in the Note except as expressly amended by this Amendment. In addition, if there are any inconsistencies between the Note and this Amendment, the terms of this Amendment shall prevail and control for all purposes.
4.Governing Law. This Amendment shall be construed in accordance with and governed by the Laws of the State of New York without giving effect to the principles of conflict of laws.
5.Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original regardless of the date of its execution and delivery. All such counterparts together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

SPHERE 3D CORP.

By:	/s/ Kurt Kalbfleisch
Name:	Kurt Kalbfleisch
Title:	Chief Financial Officer

RAINMAKER WORLDWIDE INC.

By:	/s/ Michael O’Connor
Name:	Michael O’Connor
Title:	CEO

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